Exhibit 10.2

Indemnification Agreement

This INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of December 1, 2010, is by and between Tropicana Entertainment, Inc., a Delaware corporation (“Parent”), and Delta Investments & Development, LLC, a Nevada limited liability company (“Purchaser”).

Background

A.                                   Purchaser is a party to that certain Asset Purchase Agreement (the “APA”), dated December 1, 2010, by and between Purchaser and Columbia Properties Vicksburg, LLC, a Mississippi limited liability company (“Seller”), a subsidiary of Parent.

B.                                     In order to induce Purchaser to enter into the APA, Parent has agreed to indemnify Purchaser upon the occurrence of certain events, subject to the terms and conditions of this Agreement.

Accordingly, the parties agree as follows:

1.                                       Indemnification.  Notwithstanding any provision to the contrary in the APA, from and after the Closing, Parent shall indemnify, save and hold the Purchaser Indemnified Parties harmless from and against any and all Damages paid or incurred, in connection with, arising out of or resulting from the following (the “Indemnified Damages”):

a.                                       Environmental Matters.

i.                  Any Liabilities arising out of or relating to the Seller’s non-compliance with any Environmental Law on or prior to the Closing Date;

ii.               Any Liabilities arising out of or relating to any “hazardous substance,” as such term is defined under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, or other contaminants (including, but not limited to, mold and/or mold spores) that were present on any of the Purchased Assets at any time on or prior to the Closing Date;

iii.            The breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in Section 5.11 of the APA;

iv.           The Seller’s failure to properly repair the roof damage set forth in Schedule 10.1(c) of the APA or to properly remediate those rooms containing mold set forth on Schedule 10.1(c) of the APA;

b.                                      WARN Act.  Any Liability under the WARN Act or any similar state or local Law that may result from an Employment Loss, as defined by 29 U.S.C. § 2101(a)(6), caused by any action of Seller on or prior to the Closing Date; or

c.                                       Pre-Closing Liabilities.  Any Liability arising out of or resulting from the ownership, operation or control of the Casino Business or the Purchased Assets on or prior to the Closing Date.

2.                                       Limitations.

a.                                       Maximum Amount.  Parent shall not be required to indemnify a Purchaser Indemnified Party for any amounts exceeding, in the aggregate, One Million Five Hundred Thousand Dollars ($1,500,000) (the “Aggregate Indemnity Amount”).

b.                                      During the Indemnity Term, the Aggregate Indemnity Amount shall be reduced dollar for dollar for any amounts paid by either the Seller or the Parent towards Indemnified Damages or otherwise under the APA and this Agreement.

c.                                       Time Limitation.  Parent will have no liability (for indemnification or otherwise) with respect to its indemnification obligations set forth in Section 1(a) above unless Purchaser notifies Parent of a claim on or before the first anniversary of the Closing Date (the “Indemnity Term”).

3.                                       Miscellaneous.

a.                                       Definitions.  Capitalized terms have the meanings assigned to them in this Agreement.  Other capitalized terms that are undefined in this Agreement shall have the meanings assigned to them in the APA.

b.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi applicable to contracts made and performed in such State.

c.                                       Submission to Jurisdiction; Consent to Service of Process.  Parent and Purchaser unconditionally and irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of Mississippi and any appellate court from any thereof, for the resolution of any such claim or dispute.  Parent and Purchaser hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, waiving thereby their right to any other jurisdiction to which they may be entitled to by reason of their present of future domiciles or otherwise.  Parent and Purchaser each agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Parent and Purchaser each hereby consent to process being served by the other party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 3(d).

d.                                      Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt); (b) when sent by facsimile (with written confirmation of transmission); or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

i.                                          If to Parent:

Tropicana Entertainment Inc.

3930 Howard Hughes Parkway, Fourth Floor

Las Vegas, NV 89169

Attn:  Legal Dept.

Telephone: 702- 589-3888

Facsimile:  702-589-3889

With a copy (which copy will not constitute notice) to:

Balch & Bingham LLP

401 East Capitol Street, Suite 200

Jackson, MS 39201

Attn: Matthew McLaughlin, Esquire

Telephone: 601-965-8162

Facsimile: 866-811-7321

ii.                                       If to Purchaser:

Delta Investments & Development, LLC

2520 St. Rose Parkway, Suite 212

Henderson, NV 89074

Attn:  J. Michael Caldwell

Telephone: 864-422-2396

Facsimile:  864-422-2328

With a copy (which copy will not constitute notice) to:

Nelson Mullins Riley & Scarborough, LLP

104 S. Main Street, Suite 900

Greenville, SC 29601

Attn:  John M. Campbell, Jr., Esquire

Telephone:  864-250-2234

Facsimile: 864-250-2388

e.                                       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to Parent or Purchaser.

f.                                         Headings.  The division of this Agreement into Sections and subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references to any Section are to the corresponding Section of this Agreement unless otherwise specified.

g.                                      Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Parent or Purchaser (by operation of law or otherwise) without the prior written consent of the other party.  Any attempted assignment without the required consent shall be void.

h.                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute on and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Indemnification Agreement to be executed by their respective officers, as of the date first written above.

Purchaser

Delta Investments & Development, LLC, a Nevada limited liability company

By:	/s/ J. MICHAEL CALDWELL
Name:	J. Michael Caldwell
Title:	Member
:

Parent

Tropicana Entertainment, Inc., a Delaware corporation

By:	/S/ LANCE J. MILLAGE
Name:	Lance J. Millage
Title:	SVP — Finance & Treasurer
: